EXHIBIT 11
                                                                      ----------


                         CHATTEM, INC. AND SUBSIDIARIES
                         ------------------------------

              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
              -----------------------------------------------------
             (UNAUDITED AND IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                           FOR THE THREE MONTHS           FOR THE SIX MONTHS
                                                               ENDED MAY 31,                  ENDED MAY 31,
                                                        ---------------------------   ---------------------------
                                                            2001           2000           2001           2000
                                                        ------------   ------------   ------------   ------------
NET INCOME:
   Income before extraordinary gain
    (loss) and change in accounting principle.......    $      3,409   $      6,219   $      3,995   $      9,827
   Extraordinary gain (loss)........................              (8)          (110)         7,551           (110)
   Change in accounting principle...................              --             --             --           (542)
                                                        ------------   ------------   ------------   ------------
          Net income...............................     $      3,401   $      6,109   $     11,546   $      9,175
                                                        ============   ============   ============   ============

NUMBER OF COMMON SHARES:
   Weighted average outstanding.....................           8,869          9,525          8,868          9,609
   Issued upon assumed exercise of outstanding
     stock options..................................              42             69             29            123
                                                        ------------   ------------   ------------   ------------
   Weighted average and dilutive potential
     outstanding....................................           8,911          9,594          8,897          9,732
                                                        ============   ============   ============   ============

NET INCOME ( LOSS) PER COMMON SHARE:
    Basic:
      Income before extraordinary gain (loss)
        and change in accounting principle..........    $        .38   $        .65   $        .45   $       1.02
      Extraordinary gain (loss).....................              --           (.01)           .85           (.01)
      Change in accounting principle................              --             --             --           (.06)
                                                        ------------   ------------   ------------   ------------
          Total basic...............................    $        .38   $        .64   $       1.30   $        .95
                                                        ============   ============   ============   ============
    Diluted:
      Income before extraordinary gain (loss)
        and change in accounting principle..........    $        .38   $        .65   $        .45   $       1.01
      Extraordinary gain (loss).....................              --           (.01)           .85           (.01)
      Change in accounting principle................              --             --             --           (.06)
                                                        ------------   ------------   ------------   ------------
          Total diluted.............................    $        .38   $        .64   $       1.30   $        .94
                                                        ============   ============   ============   ============
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